EXHIBIT 1


                            ARTICLES OF INCORPORATION
                                       OF
                             LBVIP SERIES FUND, INC.


            The undersigned incorporator, being a natural person 18 years of age or older, in order to form a corporate entity under Minnesota Statutes, Chapter 302A, hereby adopts the following Articles of Incorporation:


                                   ARTICLE I

            The name of this Corporation is LBVIP Series Fund, Inc.


                                  ARTICLE II

            The registered office of this Corporation is located at 625 Fourth Avenue South, Minneapolis, Minnesota 55415.


                                  ARTICLE III

            The total number of shares of capital stock which this Corporation shall have authority to issue is $2,000,000,000 shares of the par value of $.01 per share. One billion six hundred million (1,600,000,000) shares shall be divided into the following classes of capital stock, each class comprising the number of shares and having the designations indicated, subject, however, to the authority to increase and decrease the number of shares of any class hereinafter granted to the Board of Directors:

                     CLASS                        NUMBER OF SHARES
                     -----                        ----------------

      Money Market Portfolio Capital Stock           600,000,000
      Income Portfolio Capital Stock                 400,000,000
      Growth Portfolio Capital Stock                 600,000,000

Subject to any then applicable statutory requirements, the balance of 400,000,000 shares of such authorized capital stock may be issued in such classes, or in any new class or classes each comprising such number of shares and having such designations, such powers, preferences and rights and such qualifications, limitations and restrictions as shall be fixed and determined from time to time by resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors, to whom authority so to fix and determine the same is hereby expressly granted. In addition, and subject to any applicable statutory requirements, the Board of Directors is hereby expressly granted authority to increase or decrease the number of shares of any class, but the number of shares of any class shall not be decreased by the Board of Directors below the number of shares thereof then outstanding.

            The holder of each share of stock of this Corporation shall be entitled to one vote for each full share and a fractional vote for each fractional share of stock, irrespective of the class, then standing in such holder's name on the books of this Corporation. On any matter submitted to a vote of shareholders, all shares of this Corporation then issued and outstanding and entitled to vote shall be voted in the aggregate and not by class except that (a) when otherwise expressly required by Minnesota Statutes, Chapter 302A, or the Investment Company Act of 1940, as amended, shares shall be voted by individual class, (b) only shares of a particular Portfolio are entitled to vote on matters concerning only that Portfolio, and (c) fundamental policies, as specified in the Bylaws of this Corporation, may be changed, with respect to any Portfolio, if such change is approved by the holders of a majority (as defined under the Investment Company Act of 1940) of the outstanding capital stock of such Portfolio. No shareholder of this Corporation shall have any cumulative voting rights.

            No shareholder of this Corporation shall have any preemptive rights to subscribe for, purchase or acquire any shares of this Corporation of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.

            Each class of stock of this Corporation shall have the following powers, preferences or other special rights, and the qualifications, restrictions and limitations thereof shall be as follows:

            (a) The shares of each class, when issued, will be fully paid and nonassessable, have no preference, preemptive, conversion, exchange or similar rights, except as set forth in (b) below, and will be freely transferable.

            (b) The consideration received by this Corporation for the sale of capital stock shall become part of the assets of the Portfolio to which the capital stock of the class relates. Each share of the capital stock of each class shall have a pro rata interest in the assets of the Portfolio to which the capital stock of that class relates and shall have no interest in the assets of any other Portfolio.

            (c) Subject to any applicable statutory requirements, the Board of Directors may from time to time declare and pay dividends or distributions, in stock or in cash, on any or all classes of stock, the amount of such dividends and distributions and the payment of them being wholly in the discretion of the Board of Directors.

            (i) Dividends or distributions on shares of any class of stock shall be paid only out of earned surplus or other lawfully available assets belonging to such class.

            (ii) Inasmuch as one goal of this Corporation is to qualify as a "regulated investment company" under the Internal Revenue Code of 1954, as amended, or any successor or comparable statute thereto, and the regulations promulgated thereunder, and inasmuch as the computation of net income and gains for Federal income tax purposes may vary from the computation thereof on the books of this Corporation, the Board of Directors shall have the power in its discretion to distribute in any fiscal year as dividends, including dividends designated in whole or in part as capital gains distributions, amounts sufficient in the opinion of the Board of Directors to enable this Corporation to qualify as a regulated investment company and to avoid liability of this Corporation for Federal income tax in respect of that year. In furtherance and not in limitation of the foregoing, in the event that a class of shares has a net capital loss for a fiscal year, and to the extent that a net capital loss for a fiscal year, and to the extent that a net capital loss for a fiscal year offsets net capital gains from one or more of the other classes, the amount to be deemed available for distribution to the class or classes with the net capital gain may be reduced by the amount offset.

            (d) The assets belonging to any class of stock shall be charged with the liabilities in respect to such class, and shall also be charged with their share of the general liabilities of this Corporation in proportion to the asset values of the respective classes. The determination of the Board of Directors shall be conclusive as to the amount of liabilities or the amount of any general assets of this Corporation, as to whether such liabilities or assets are allocable to one or more classes, and as to the allocation of such liabilities or assets to a given class or among several classes.

            (e) With the approval of the holders of a majority of the outstanding shares of each of the affected classes of capital stock, the Board of Directors may transfer the assets of any Portfolio to any other Portfolio. Upon such a transfer, this Corporation shall issue shares of capital stock representing interests in the Portfolio to which the assets were transferred in exchange for all shares of capital stock representing interests in the Portfolio from which the assets were transferred. Such shares shall be exchanged at their respective net asset values.


                                 ARTICLE IV

            Each holder of shares of capital stock of this Corporation shall be entitled to require this Corporation to redeem all or part of the shares of capital stock of this Corporation standing in the name of such holder on the books of this Corporation, and this Corporation shall redeem all shares of such capital stock tendered to it for redemption at the redemption price of such shares as in effect from time to time as may be determined by the Board of Directors of this Corporation in accordance with the provisions hereof, subject to the right of the Board of Directors of this Corporation to suspend the right of redemption of shares of capital stock of this Corporation or postpone the date of payment of such redemption price in accordance with provisions of applicable law. The redemption price of shares of capital stock of this Corporation shall be the net asset value thereof as determined by the Board of Directors of this Corporation from time to time in accordance with the provisions of applicable law, less such redemption fee or other charge, if any, as may be fixed by resolution of the Board of Directors of this Corporation. Payment of the redemption price shall be made in cash by this Corporation at such time and in such manner as may be determined from time to time by the Board of Directors of this Corporation, except that capital stock of any class may be redeemed in kind with the assets of the Portfolio to which the class relates if the Board of Directors deems such action desirable.


                                   ARTICLE V

            The name and address of the incorporator is W. Smith Sharpe, Jr., 2300 Multifoods Tower, 33 South Sixth Street, Minneapolis, Minnesota 55402.


                                   ARTICLE VI

            The names and addresses of the first directors of this Corporation are as follows:

         Clair E. Strommen          625 Fourth Avenue South
                                    Minneapolis, Minnesota  55415

         Luther O. Forde            625 Fourth Avenue South
                                    Minneapolis, Minnesota  55415

         Rolf F. Bjelland           625 Fourth Avenue South
                                    Minneapolis, Minnesota  55415


                                 ARTICLE VII

            Any action required or permitted to be taken at a meeting of the Board of Directors of this Corporation not needing approval by the shareholders under Minnesota Statutes, Chapter 302A, may be taken by written action signed by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors are present.

            IN WITNESS WHEREOF, I have hereunto set my hand this 24th day of February, 1986.

                                                 /s/W. Smith Sharpe, Jr.
                                            --------------------------------
                                                   W. Smith Sharpe, Jr.


STATE OF MINNESOTA)
                  )  SS.
COUNTY OF HENNEPIN)

            The foregoing instrument was acknowledged before me this 24th day of February, 1986.

                                                /s/Patricia A. Gronquist
                                           ---------------------------------

                                        /notary seal/Patricia A. Gronquist
                                               Notary Public - Minnesota
                        /Minnesota state seal/      HENNEPIN COUNTY
                                         My Commission Expires May 24, 1989

                     AMENDMENT TO ARTICLES OF INCORPORATION

                           LBVIP Series Fund, Inc.


The following amendment to the articles of incorporation of LBVIP Series Fund, Inc., consisting of an additional article, was approved by a vote of the holders of a majority of shares of stock on August 13, 1987, at a regular meeting of shareholders.


                                 ARTICLE VIII

     No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty by that director as a director; provided, however, that this Article shall not eliminate or limit the liability of a director to the extent provided by applicable law: (a) for any breach of the director's duty of loyalty to the corporation or its shareholders; (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) under Minnesota Statutes Section 302A.559 or 80A.23;
(d) for any transaction from which the director derived an improper personal benefit; (e) for any act for which the director would be liable by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office; or (f) for any act or omission occurring prior to the date when this Article VIII becomes effective. No amendment to or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to that amendment or repeal.

I swear that the foregoing is true and accurate and that I have the authority to sign this document on behalf of the corporation.


                                      /s/ Otis F. Hilbert
                                    ---------------------------------
                                    Otis H. Hilbert, Secretary


STATE OF MINNESOTA      )
                        )   ss
County of Hennepin      )

The foregoing instrument was acknowledged before me on this 16th day of September, 1987.


                                      /s/ Audrey P. Hodgson
                                    ---------------------------------
                                    Notary Public

                         AMENDMENT TO ARTICLES OF INCORPORATION

                          LBVIP Series Fund, Inc.


The following amendment to the articles of incorporation of LBVIP Series Fund, Inc., consisting of striking out ARTICLE I and replacing it with the following new ARTICLE I, was approved by a vote of the holders of a majority of shares of stock on October 28, 1993, at a regular meeting of shareholders.


                              ARTICLE I

     The name of this Corporation is LB Series Fund, Inc.

I swear that the foregoing is true and accurate and that I have the authority to sign this document on behalf of the corporation.


                                      /s/ Randall L. Wetherille
                                    ---------------------------------
                                    Randall L. Wetherille
                                    Assistant Secretary


STATE OF MINNESOTA      )
                        )   ss
County of Hennepin      )

The foregoing instrument was acknowledged before me on this 28th day of January, 1997.


                                      /s/ Katherine M. Stehr
                                    ---------------------------------
                                    Notary Public




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